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ALPHABET INC.

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Workplace Commitments

Today, Google’s Chief Diversity Officer Melonie Parker sent an email to Google employees about progress made to improve our workplace. You can read the note in its entirety below.

Subject: Progress on our Workplace Commitments

Hi everyone,

It’s been nearly six months since we announced several changes to improve our workplace. I’ve been working on these commitments from day one and I’m pleased to share we’re marking the completion of six of them today.

I recently stepped up to lead Employee Engagement in addition to our diversity, equity and inclusion teams. Making good on these commitments and pushing the company to meet our OKR to progress a representative and inclusive workplace are my top priorities. I care about these issues deeply. I’ve dedicated myself to this work for my entire career, and I’m proud to lead this work at Google.

A big part of my job is to listen to ideas that Googlers have and take feedback on ways we can improve our workplace. We won’t implement every idea that our employees (or the outside world) raise, but we always listen, and we consider constructive feedback. For example, earlier this year we announced we will no longer require current and future Google employees to arbitrate employment disputes. We made significant improvements to the standards we require for our temp and vendor workforce. I will be meeting regularly with Google’s leaders and Alphabet’s Board of Directors to discuss these important issues. And I promise to keep you all updated on our progress. These are all big changes that I hope show our real commitment.

Here’s what we’re announcing today:

•

We’ve simplified and clarified the way employees can raise concerns by bringing multiple channels together on a new dedicated site, go/myconcerns. We’re also providing a similar site for our temp and vendor workforce, which will be completed by June.

•

We just published (internally) our Investigations Report, the fifth annual summary of employee-related misconduct investigations, including discrimination, harassment, and retaliation, with an expanded section on sexual harassment investigations.

•	After a four-month pilot, we’re expanding our Support Person Program so that Googlers can bring a colleague to harassment and discrimination investigations.

•	We’re rolling out a new Investigations Care Program to provide better care to Googlers during and after an investigation.

•	We’re sharing a new Investigations Practice Guide outlining how concerns are handled within Employee Relations to explain what employees can expect during the investigations process.

•	We are publicly sharing our workplace policies—including our very clear policies on harassment, discrimination, retaliation, standards of conduct, and workplace conduct.

The commitments we made in November aren’t just about changing policies or launching new programs. We want every Googler to walk into a workplace filled with dignity and respect. Thank you all for the feedback and ideas you’ve shared with us. If you have questions, please reach out to [email].

Melonie

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SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS, OFFICERS AND AFFILIATES. INFORMATION REGARDING THE INTERESTS OF CERTAIN OF THE COMPANY’S DIRECTORS, OFFICERS AND AFFILIATES WILL BE AVAILABLE IN THE DEFINITIVE PROXY STATEMENT.

The Definitive Proxy Statement and any other relevant materials that will be filed with the SEC will be available free of charge at the SEC’s website at www.sec.gov. In addition, the Definitive Proxy Statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail to Attn: Investor Relations, Alphabet Inc., 1600 Amphitheater Parkway, Mountain View, California, 94043 or by contacting investor-relations@abc.xyz. The Definitive Proxy Statement and other relevant documents will also be available on the Company’s Investor Relations website at https://abc.xyz/investor/other/annual-meeting/.

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